Exhibit 4.4

COMPASS BANCSHARES, INC.
LOCAL DIRECTORS COMPENSATION AND BUSINESS DEVELOPMENT PLAN

AS ADOPTED OCTOBER 22, 2007

1. Purposes.  The purposes of the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan (the “Plan”) are to provide persons who serve on various local boards of directors (“Local Directors”) of the bank subsidiaries of Compass Bancshares, Inc. (the “Company”) with a means of investing their directors’ compensation in the form of American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), the top-tier parent company of the Company, and to provide incentive compensation to them for business development. Each BBVA American Depositary Share (“BBVA ADS”) represents one ordinary share of BBVA with a nominal value of 49 Euro cents (“BBVA Share”) and is evidenced by one American Depositary Receipt.

2. Administration.  The Plan shall be administered by the Incentive Compensation Committee (the “Committee”).  The Committee shall consist of three or more directors or officers of the Company or any affiliate of the Company that are appointed by the board of directors of the Company (the “Board”).

3. Participants.  Persons eligible to participate in the Plan shall be Local Directors of the Company’s bank subsidiaries.  Local Directors are collectively referred to herein as “Participants.”  Employees of BBVA, the Company or their affiliates shall not be eligible to participate in the Plan.  In addition, no member of the Board or the Committee or of the board of directors of BBVA or its affiliates shall be eligible to receive awards under the Plan.

4. Awards Under the Plan.  Awards under the Plan (“Awards”) shall be in the form described below.  The number of BBVA ADSs that may be acquired by Participants pursuant to the Plan shall not exceed an aggregate of 385,093, subject to the adjustments provided for in section 11.

4.1. Any amounts to be paid to Participants as retainers, for attendance at meetings of the local boards of directors of the Company’s bank subsidiaries or meetings of committees thereof, shall be contributed by the Company and applied pursuant to section 6 toward the purchase of BBVA ADSs for the account of Participants.

4.2. The Committee shall establish performance award targets for which Participants shall be credited cash amounts to be applied toward the purchase of BBVA ADSs.  Such performance award targets shall be based upon the development of new business for the Company or its subsidiaries or any other performance standard established by the Committee.  The performance award targets shall be reflected in a schedule of credit points, which may be earned by Participants in such amounts and for such business production or other activity as the Committee may determine.  The Committee also shall determine the amount represented by each credit point that shall be applied pursuant to section 6 toward the purchase of BBVA ADSs, and may establish a minimum number of credit points that must be earned during a given period of time as a prerequisite to any cash award under this subsection and that credit points earned during such period that are below the established minimum number will be forfeited.

4.3. Individual bonus awards of credit points may be made, from time to time, to recognize outstanding efforts.

4.4. The amount to be contributed for Participants pursuant to section 4.1 hereof and the performance award targets and the amount to be applied toward the purchase of BBVA ADSs for each credit point awarded pursuant to section 4.2 or 4.3 hereof shall not be changed more frequently than quarterly.

4.5. In the event that the Company should determine that it is required to withhold any amounts to satisfy federal, state or local withholding tax requirements, then the Company shall have the right to (i) withhold from funds to be contributed hereunder in any manner the Company deems appropriate, or (ii) require Participants to remit to the Company or provide indemnification satisfactory to the Company, an amount sufficient to satisfy such withholding tax requirements.  Any awards payable under the Plan may be adjusted to reflect such withholding as the Company deems appropriate.

5. Voluntary Cash Contributions.  Participants may voluntarily contribute funds in addition to those awarded under section 4 to be applied toward the purchase of BBVA ADSs by delivering such funds to the Company for further delivery to the Agent; provided, however, that the amount of such voluntary contributions shall not exceed, during any given month, the cash amount awardable or payable to such Participant by the Company for attendance at meetings.  A Participant may request that the Company return any funds voluntarily contributed by such Participant if such request is made at least 48 hours prior to the time established by section 6 when funds must be delivered to the Agent by the Company for investment in BBVA ADSs.

6. Acquisition and Delivery of BBVA ADSs.

6.1. The Company shall designate an agent (the “Agent”) to maintain a separate account in the name of each Participant and to make purchases or to instruct brokers to make purchases of BBVA ADSs for such accounts.  The Company reserves the right to discontinue the use of any Agent and substitute any other firm selected by the Company in its discretion.  The Agent will administer the Participants’ accounts and furnish reports to Participants reflecting balances and transactions for their accounts.  The Company shall pay all brokerage commissions charged or incurred by the Agent that are attributable to purchases of BBVA ADSs pursuant to awards under the Plan, including, without limitation, purchases made with voluntary Participant contributions under section 5 hereof.  The Company shall have no obligation to pay any other fees or commissions assessed by the Agent with respect to the account of any Participant.

6.2.  Each month the Company shall deliver to the Agent, in cash, the amount to be applied toward the purchase of BBVA ADSs pursuant to section 4.1.  Within thirty (30) days after receipt of such cash, the Agent shall apply or instruct brokers to apply such funds toward the purchase of BBVA ADSs (including any fractions thereof) in the over-the-counter market or any other public securities market in which BBVA ADSs may be regularly traded.

Any BBVA ADSs so purchased shall be held by the Agent for the respective account of each Participant.

6.3. Each calendar quarter the Company shall deliver to the Agent, in cash, the amount represented by the number of credit points earned by each Participant pursuant to sections 4.2 and 4.3 hereof. Within thirty (30) days after receipt of such funds, the Agent shall apply or instruct brokers to apply such funds toward the purchase of BBVA ADSs (including any fractions thereof) in the over-the-counter market or any other public securities market in which BBVA ADSs may be regularly traded.  Any BBVA ADSs so purchased shall be held by the Agent for the respective account of each Participant.

6.4. Each Participant shall be entitled to receive, upon request and with the payment of any transfer charge imposed by the Agent in connection with such transfer, certificates representing whole BBVA ADSs held for his account by the Agent.  Each Participant may make a blanket written request of the Agent that the Agent shall aid in arranging the issuance and delivery of certificates to him after every purchase, unless the Agent can demonstrate that such blanket requests would lead to a proliferation of certificates and be unduly burdensome administratively and subject to certificates generally being available to holders of BBVA ADSs under the applicable depository agreement between the ADS depository and BBVA.  The Agent may establish procedures for all requests for certificates as it deems reasonable.  The Agent shall pass any proxy solicitation materials on to Participants and shall vote proxies of BBVA ADSs held in custody only in accordance with the instructions of Participants.

6.5. Except as specifically set forth herein or as otherwise set forth in any agreement with the Agent, upon receipt of funds from the Company for the purpose of acquiring BBVA ADSs, the Agent shall have sole and absolute discretion to acquire or instruct brokers to acquire BBVA ADSs at such times, in such amounts, at such prices and by such methods as the Agent deems appropriate considering the interests of the Participants.

7. Participant’s Accounts with the Agent.  Each Participant shall open and maintain a separate account with the Agent in the name of the Participant.  The Participant’s account relationship with the Agent shall be governed by an agreement between the Participant and the Agent, and the Company shall have no authority or responsibility with respect to that relationship.  The Agent will act with respect to BBVA ADSs held in a Participant’s account as the agent of the Participant and not the agent of the Company or any of its affiliates.

8. Right to Terminate Relationship.

8.1. Nothing in the Plan, an Award, or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in any relationship with the Company or its affiliates or affect any right which the Company or its affiliates shall have to terminate its relationship with the Participant.

8.2. Participants may terminate participation in the Plan at any time by delivering notice to the Company of resignation of their positions as Local Directors.  In the event of such resignation and if the Participant requests, the Company will assist the Agent to facilitate arranging for the Participant to receive a certificate representing the BBVA ADSs held in his or her account, provided that fractional BBVA ADSs may be liquidated and paid in cash, as soon as practicable following submission of his or her resignation, unless such Participant’s account relationship with the Agent may survive termination of participation in the Plan under the terms of the account agreement between the Agent and the Participant and subject to certificates generally being available to holders of BBVA ADSs under the applicable depository agreement between the ADS depository and BBVA.  If at the time of any such resignation, a Participant shall have been credited with meeting fees or other compensation as a Local Director, but such amounts have not yet been applied to the purchase of BBVA ADSs, the amount of such earned meeting fees or other compensation will be paid to the Participant.  If at the time of any such resignation, a Participant has earned credit points but the Company has not yet contributed funds to the Agent for the purchase of BBVA ADSs in accordance with section 6, the Participant shall forfeit such credit points and any corresponding right to receive cash or BBVA ADSs. Upon termination of participation in the Plan, a Participant shall no longer be entitled to receive any awards from the Company under the Plan (including, without limitation, awards in the form of payment of brokerage commissions).  Such Participant’s account relationship with the Agent may survive termination of participation in the Plan if permitted by the terms of the account agreement between the Agent and the Participant.

9. Non-Assignability.  No award under the Plan shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

10. Provisions Regarding Committee.  Decisions by the Committee shall be made by a majority of its members.  The Committee shall have full and final authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the performance targets with respect to which Participants will receive compensation; to determine and establish additional terms and conditions not inconsistent with the Plan; and to make all other determinations that are necessary or advisable for the administration of the Plan.

11. Adjustments in Stock.  In the event of any change in the outstanding number of BBVA Shares underlying the BBVA ADSs by reason of a dividend or distribution in BBVA Shares, a BBVA Share split, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, or in the case of any change in the ratio of BBVA ADSs to BBVA Shares, the Board or the Committee shall adjust the number of BBVA ADSs that may be delivered pursuant to the Plan and the Board or the Committee shall provide for an equitable adjustment, if necessary, of any BBVA ADSs to be acquired pursuant to awards outstanding under the Plan.

12. Amendment or Termination.  The Board or the Committee may amend, modify, suspend or terminate the Plan at any time.  The termination or any modification, suspension or amendment of the Plan shall not, without the consent of a Participant, adversely affect the Participant’s right under an award previously granted.  The Plan shall remain in effect until all awards under the Plan have been satisfied; provided, however, that the Board or the Committee may terminate the Plan at any time.